August 22, 2024 FOR IMMEDIATE RELEASE KBRA Initiates Ratings for WaFd SEATTLE, WASHINGTON – Today, Kroll Bond Rating Agency (“KBRA”) issued a press release assigning ratings to WaFd, Inc. (Nasdaq: WAFD) (the “Company”), and Washington Federal Bank (“WaFd Bank”), its bank subsidiary. KBRA has assigned a senior unsecured debt rating of BBB+, a subordinated debt rating of BBB, a preferred shares rating of BBB-, and a short-term debt rating of K2 to WaFd, Inc. In addition, KBRA assigned deposit and senior unsecured debt ratings of A-, a subordinated debt rating of BBB+, and short-term deposit and debt ratings of K2 to WaFd Bank. The Outlook for all long-term ratings is stable. KBRA believes WAFD's credit risks remain lower than average as its residential mortgage and multifamily portfolios have outperformed similarly sized peers over a prolonged period. The current construction of these portfolios include conservative LTVs, and combined with the lack of affordable housing in a majority of the footprint, should facilitate continued outperformance for the company. Lastly, exposure to the troubled office sector is well- contained at just 4% of loans and primarily consists of smaller properties in suburban markets, which have been more resilient than high-rises in central business districts. President and CEO, Brent Beardall is satisfied with these ratings stating, "We are pleased with KBRA's recognition of WaFd, Inc. and Washington Federal Bank's strong financial foundation and sound risk management practices. The assignment of these ratings, including the BBB+ rating for our senior unsecured debt and the stable outlook for our long-term ratings, reflects the consistent and prudent approach we take in managing our balance sheet, serving our clients, and driving sustainable growth. These ratings affirm the trust and confidence that our stakeholders, including customers, investors, and employees, place in us. We remain committed to maintaining our financial strength and delivering value to all our stakeholders as we continue to execute our strategic objectives." # # # About WaFd Bank: WaFd, Inc. is the parent company of Washington Federal Bank, a federally insured Washington state chartered commercial bank dba WaFd Bank that operates branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas, New Mexico, and California. Established in 1917, the bank provides consumer and commercial deposit accounts, financing for small- to middle- market businesses, commercial real estate and residential real estate, including consumer mortgages, home equity lines of credit and insurance products through a subsidiary. As of June

2 30, 2024, the Company operated 210 branches and reported $28.6 billion in assets, $21.2 billion in deposits and $2.9 billion in shareholders’ equity. Contact: Brad Goode WaFd, Inc. 425 Pike Street, Seattle, WA 98101 Brad.Goode@wafd.com (206) 626-8178